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                   [LETTERHEAD OF VEDDER PRICE APPEARS HERE]

                                                                       EXHIBIT 5
                                                                       ---------

                               November 2, 1998

MAF Bancorp, Inc.
55th Street & Holmes Avenue
Clarendon Hills, Illinois 60514

Westco Bancorp, Inc.
2121 South Mannheim Road
Westchester, Illinois 60154

Gentlemen:

     Reference is hereby made to the Form S-4 Registration Statement (the "Registration Statement") being filed by MAF Bancorp, Inc., a Delaware corporation ("MAF Bancorp"), relating to the registration of up to 3,625,000 shares of MAF Bancorp's common stock, par value $0.01 per share ("MAF Bancorp Common Stock"), to be issued to stockholders of Westco Bancorp, Inc., a Delaware corporation ("Westco Bancorp"), in exchange for shares of Westco Bancorp common stock, par value $0.01 per share, pursuant to the proposed merger (the "Merger") of Westco Bancorp with and into MAF Bancorp in accordance with the terms and conditions of that certain Amended and Restated Agreement and Plan of Reorganization dated as of August 17, 1998 (the "Merger Agreement"). We have acted as counsel for MAF Bancorp in connection with the Merger.

     It is our opinion that such shares of MAF Bancorp Common Stock, when issued to Westco Bancorp stockholders in accordance with and pursuant to the Merger Agreement, will be validly issued, fully paid and nonassessable.

     We hereby consent to the use of this opinion in connection with said Registration Statement and to the use of our name under the heading "Legal Matters" in the Proxy Statement/Prospectus included therein.

                            Very truly yours,

                            /s/ Vedder Price, Kaufman & Kammholz